Exhibit 99.1

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EDITED TRANSCRIPT

ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings

Conference Call

EVENT DATE/TIME: SEPTEMBER 19, 2012 / 01:00PM GMT

OVERVIEW:

ASNA reported FY12 reported sales of $3.4b and adjusted net income of $214m or $1.34 per diluted share. 4Q12 reported net sales was $940m and reported net income from continuing operations including certain items was $11.2m or $0.07 per diluted share. Expects FY ending July 2013 sales to be $5b and adjusted EPS to be $1.45-1.55.

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1

SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Townsend ICR - IR

David Jaffe Ascena Retail Group Inc - President and CEO

Armand Correia Ascena Retail Group Inc - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Anna Andreeva FBR Capital Markets - Analyst

Scott Krasik BB&T Capital Markets - Analyst

Brian Tunick JPMorgan Chase & Co. - Analyst

Jane Thorn Leeson KeyBanc Capital Markets - Analyst

Oliver Chen Citigroup - Analyst

Neely Tamminga Piper Jaffray & Co. - Analyst

Janine Stichter Telsey Advisory - Analyst

Wayne Archambo Monarch Partners - Analyst

PRESENTATION

Operator

Good afternoon. My name is Jeff, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Ascena Retail Group's fourth-quarter earnings conference call. I would now like to introduce Allison Townsend of ICR. Ms. Townsend, please begin.

Allison Townsend - ICR - IR

Thank you, Jeff. Today's call is being recorded, and will be available for replay later today. Information on accessing this replay is available on today's press release.

As a matter of formality, I need to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially. These risks are referenced in today's press release, as well as in the Company's most recently filed Forms 10-K and 10-Q.

I would now like to turn the conference call over to your host, Mr. David Jaffe, President and CEO. David?

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Allison. Good morning, and thank you for joining us to discuss the results of our fiscal fourth quarter, full year, and outlook for the future. Armand will go over the financial details in a few moments, but first I would like to give you some of the key highlights. We reported a sales increase of 29% to $940 million including the results of a partial quarter for Charming Shoppes. Excluding their contribution, adjusted revenues increased 8% on a consolidated low single-digit comp increase and new store growth. Our adjusted operating income increased 11% to $70 million with an adjusted operating margin of 9%, up slightly. Adjusted net income for the fourth quarter grew to $49 million or $0.31 per share. Including acquisition costs, we reported net income from continuing operations of $11.2 million.

The performance at each of our legacy businesses — Justice, maurices, and dressbarn, has been good, and in each case we believe our positioning for the Fall is right for the market. Across-the-board we are focused on continuing to provide an excellent value proposition for our customers. While each of our brands individually focuses on a different niche customer, the common thread through their strategies is a strong combination of fashion, quality, price, and a high level of customer service, all of which support good conversion rates. Their shared philosophy has driven our business effectively even in a very competitive market.

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2

SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

With regard to the market, we're clearly watching the macroeconomic picture. We view the consumer is hesitant. There are obviously many economic factors at play that are impacting our customers, in particular, the soft employment picture. Additionally, as you can appreciate, we are in the midst of an election cycle, and we think consumers are somewhat distracted and may prove more willing to spend when the uncertainty about the future is resolved by the election. While it's obviously hard to quantify these factors, they certainly are forming the backdrop for the retail environment in some ways. Although we would prefer to see a strong environment, it is of some consolation that our value proposition resonates well when consumers are under pressure.

Relative to many other retailers, we are in a good position to communicate and deliver on a value message, and though we are seeing softness in traffic levels, our conversion rates have been solid and we are achieving our plan. In the Spring, we took our AURs up across-the-board. Given that we also saw an increase in ASP, the customer accepted these price increases. With some moderation in cotton pricing beginning in the first quarter, our margins should show some improvement, and I'd say that, in general, our ability to increase price demonstrates an on-target assortment. This is also true of our e-commerce business, which has grown dramatically without cannibalizing our stores, which is a good indication that some customers are pressured for time and we are offering an effective solution for them as well.

Newness in our assortments has helped make sure this is the case. As you know, we push for efficiency and shared services in the behind-the-scenes functions like finance, IT, and supply chain management. At the same time, we've been careful to support fully independent marketing, merchandising, and field functions at each of our brands. This model allows each brand to focus more intensely on their front end, and on getting to know and respond to their customers. They are each very effective at building the right merchandise mix, and the right marketing and promotional strategies.

With respect to real estate, this good performance has enabled us to continue to see success and good returns from both new store openings and remodels. Across our legacy concepts for the full year, we opened 145 new stores, remodeled 71, and grew our net square footage by 3.2%. I'd also like to note that we opened 16 new stores in Canada, including the first six maurices, all of which have opened well above average. The total CapEx for new stores and remodels this year was over $100 million, and we're confident that the ROIC these investments earn is attractive.

With respect to our marketing and promotional activities, in the fourth quarter our average level of promotion was down slightly versus last year's. This speaks generally to evolving and improved assortments. We increased our total marketing budget for the year, but it actually decreased slightly as a percent of total sales. We continue to focus on mailings to our core customer list, targeted promotions, and compelling in-store events. We are also enhancing our focus on loyalty programs including blushPERKS at dressbarn and our Take 10 program at maurices. Building awareness and participation in these programs is being facilitated by our online strategy. With the growth in our e-commerce business, we have further developed the online experience of our brands including social media networking and building a strong direct e-mail marketing list that we can use in a variety of ways.

With regard to merchandise, our teams have been able to capture some good trends in the marketplace to drive business. In particular, colored bottoms have been a good business throughout the season, and should continue to perform well into the holidays. Additionally, for Justice, we have been pleased with a good test for the Brothers concept. The addition of this section has carried a level of incremental sales and an ROIC that supports an expanded test. We expect to have 20 more locations up and running prior to Christmas. I'll look forward to providing you an update as we go forward.

Initiatives like Brothers also inject a degree of newness into our concepts, which drives the larger business forward. We're also looking forward to a fresh perspective from several key new management hires, both recently made and soon to be made. We're hiring new talent in operations, marketing, and merchandising for a few of our brands. This is a healthy process, and we continue to be pleased with the strong candidates that we're able to attract to the Company and our brands.

Charming Shoppes, a transformative deal which we closed in our fourth quarter, is a big part of our growth and development. We're excited by the talent they bring, as well as the opportunity to learn their best practices. As you know, we're working through detailed plans for integration, and we expect to provide that to you, along with specifics on the expected synergies, at our analyst meeting in October. While the plan is still a bit fluid, we expect to streamline infrastructure, eliminate redundancy, and create synergies. The strategic fit with Charming, as expected, is very good, and this transaction both illustrates and reinforces our strategy to serve as a diversified group of growing brands in specialty retailing. Our structure enables our teams to do what they do best in terms of merchandising, marketing, and service, while leveraging the shared functions for back office support.

Although eliminating the duplicative overhead between our organizations will take time, we are confident that the negative financial impact will be relatively short lived, and we continue to expect modest accretion for the upcoming fiscal year. It is to our advantage that Charming Shoppes, as well as Ascena, currently operate under a holding company structure. This enables us to quickly and relatively smoothly address putting these shared services together, function by function, without disruption to the front end of our business.

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3

SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

As you know, we decided to wind down Fashion Bug. This project is on schedule and on budget, and should be completed by the end of January. We're also proceeding with plans to put Figi's on the market after the new year. We think the ability to continue to evolve, diversify, and create leverage are some of the essential features of the retail holding company model that we've adopted. We have assembled a great collection of niche brands that each have a unique position. It is essential that they maintain their own culture and become part of a larger whole at the same time. Our model enables our brands to develop best practices and leverage shared services, thereby improving both contribution and consolidated operating profitability.

The improvements we expect to make in our business are reflected in our guidance for the fiscal year ending July 2013. We believe we can reach a new milestone of $5 billion in sales in the coming year. This will largely be due to the revenue growth that results from the acquisition of Charming Shoppes, but also from the expectation of a mid single-digit comp sales increase, strong e-commerce growth, and new store sales. This will put us around 3,900 total stores by the end of next year. We believe that we can drive adjusted earnings per share in the range of $1.45 to $1.55. I'll note that the expected accretion from the acquisition of about $0.05 won't begin to occur until the second half when we get some of the early integration work behind us.

As we look forward into next year, we will clearly be working hard to drive growth in each concept through new stores, comp growth, and e-commerce. We will also be paying careful attention to executing a smooth and effective integration process. We believe Lane Bryant and Catherines will prove to be powerful additions to our family of brands.

Thank you for your interest. We're confident that we have an ongoing opportunity to grow the business, make it more efficient, and drive market-leading returns.

Now I'd like to turn it over to Armand.

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Thank you, David, and good morning, everyone. Our overall reported fourth-quarter results reflect a lot of noise in the numbers as a result of the Charming Shoppes acquisition that I'll attempt to clarify for you. We believe it's appropriate to exclude the impact of those items on our operating results, and focus on the results of our legacy brands — Justice, maurices, and dressbarn. As a result, my comments will primarily be on a non-GAAP basis, using the term adjusted. It is also appropriate to reference last year's fourth-quarter press release, both quarterly and full-year adjusted results. Please note, our GAAP reported financial results include Charming Shoppes results for a partial fourth quarter since the closing of the deal on June 14, and include certain one-time acquisition related integration and restructuring expenses, along with expenses for discontinued operations.

As you know, we previously announced our decision to close down Fashion Bug in an orderly liquidation process to be completed by the end of January of 2013. In addition, as David said, Figi's, our food and specialty gift-giving business, is expected to be offered for sale after the holidays, and as such, these two businesses are presented as discontinued operations.

Reviewing our results. Total net sales as reported increased 29% to $940 million. Of this amount, Lane Bryant and Catherines accounted for $156 million, reflecting a partial quarter's contribution. Sales at our legacy brands — Justice, maurices, and dressbarn, increased 8% to $784 million, which were primarily driven by new stores, growth in e-commerce, and a consolidated comp sales increase of 2% led by Justice increasing 5%, maurices 1%, and dressbarn 1%. This compares to last year's 7% comp increase, with Justice increasing 14%, maurices 3%, and dressbarn 4%. Comp sales increased for the 14th consecutive quarter.

For information purposes, comp sales at Lane Bryant and Catherines for the full fiscal quarter each increased 1%. We were pleased with the sales trends during the quarter from our legacy brands' e-commerce businesses, which increased 49% year-over-year to $39 million. I'd also note that e-commerce at Lane Bryant and Catherines for the full quarter increased 36% to $41 million.

Moving down the income statement. Please note, we've changed our presentation format for gross profit to provide more visibility to its components of gross margin, buying and occupancy, and distribution center cost. For TYLY comparison purposes, we have recasted last year's numbers accordingly. Gross margin dollars on an adjusted basis grew to $434 million. The rate increased 30 basis points year-over-year to 55.4%. The increase was primarily due to the stronger margin performance at Justice and maurices, which more than offset a decrease at dressbarn.

From a brand perspective, the gross margin rate at Justice increased 240 basis points to 58.1%, primarily from higher initial markup. maurices gross margin increased to 53.5%, increasing 120 basis points from both higher initial markup and lower markdowns. At dressbarn, gross margin was 53.9%, decreasing 260 basis points to last year due to higher markdowns. Total buying and occupancy, and distribution costs, on an adjusted basis were $126 million or 16.1% of sales, reflecting a 50 basis points decrease due to some favorable productivity efficiencies, and compares to last year's rate of 16.6%.

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4

SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

Now turning to SG&A. On an adjusted basis, SG&A increased 9% to $211 million or 26.9% of sales, reflecting a 30 basis points increase over the same period last year. We were generally pleased with our overall management of expenses, reflecting good leverage at our brands. We achieved selling cost leverage while spending more in marketing as we continue to reach out to our customers. We expect SG&A expenses to be under some pressure within the next year, as we build up our shared services infrastructure to support our brands, as well as integrating corporate overhead from the Charming Shoppes acquisition. In addition, the lack of sales leverage below our 3.5% comp sales tipping point impacted SG&A as a percent to sales.

Operating income on an adjusted basis was $70 million or 9% of sales, compared to last year's adjusted $63 million or 8.6% of sales. The year-over-year increase of 40 basis points was primarily from increases at our Justice brand. Adjusted operating income by brand includes Justice quarterly operating income was $24 million or 8.3% of sales, nearly doubling last year's $13 million or 5.1% of sales. maurices operating income came in at $15 million or 7.3% of sales, flattish to last year's $16 million or 8.5% of sales. dressbarn's operating income came in at $31 million or 10.8% of sales, compared to last year's strong $34 million or 12% of sales.

The adjusted tax rate for the quarter was 30.2% from the legacy brands. This compares to last year's 39.1%. This year's adjusted rate was lower than expected due to the successful resolution of discrete items that favorably impacted quarterly earnings per share by $0.03. We believe a 37.5% rate is more appropriate going forward.

Reported net income from continuing operations was $11.2 million or $0.07 per diluted share, which included $37.6 million of after tax costs related to the acquisition, and a partial quarter of Charming Shoppes results. Net income on an adjusted basis from our legacy brands was $49 million or $0.31 per diluted share. This compares to last year's adjusted net income of $38.5 million or $0.24 per diluted share.

Let me attempt to bring you — at least bridge you from the reported to the adjusted net income. The breakdown of the components between the reported net income of $11 million and adjusted net income of $49 million were as follows. We had pre-tax costs for acquisition, integration, and restructuring costs of approximately $25 million. Lane Bryant had an operating loss for the partial quarter of $10 million. Catherines had an operating loss of $4 million. I think it's appropriate to note that both the Lane Bryant and Catherines operating loss were entirely due to purchase accounting adjustments.

In addition to that, we had deal costs of a little over $7 million, and then interest expense of approximately $1.5 million. So, that takes the total part here in aggregate of pre-tax costs of nearly $50 million, giving it the tax rate — the after tax effect came in at $37.6 million. I hope this helps you at least bridge the reported net income and adjusted net income basis.

Turning now to a quick review of our full-year results. Reported sales for fiscal 2012 ending July 28, 2012 increased 15% to $3.4 billion with comp sales increasing 5%. Excluding Lane Bryant and Catherines for the partial quarter, total sales were $3.2 billion, increasing 10% year-over-year. Adjusted operating income for the year was $332 million or 10.4% of sales. This compares to last year's adjusted $311 million or 10.7% of sales. Adjusted net income for the fiscal-2012 year increased 13% to $214 million or $1.34 per diluted share. This compares to last year's adjusted net income of $189 million or $1.17 a diluted share. And again, the $1.17 is after the stock split.

Moving on to the balance sheet. We ended the year with $169 million of cash and cash equivalents. Of this amount, approximately $115 million is offshore. The Company used approximately $6 million of its previous cash and investments to fund the Charming Shoppes acquisition. We ended the year with long-term debt of $325 million — $300 million under our term loan and $25 million under our revolver. Currently, there are no borrowings outstanding under our revolver. In the near term, we will be using our excess cash to pay down debt rather than on share buyback.

Our inventory levels reflect continued strong inventory management and in good shape across all brands heading into the new season. At quarter-end, total inventories were $533 million, a decrease of 1% over last year's $540 million, including Lane Bryant and Catherines, and decreased 4% in units.

Moving on to CapEx for the quarter. CapEx for the quarter came in at $47 million for new store additions, store remodels, and technology projects, with full year fiscal-2012 CapEx coming in at $150 million. We are currently planning for some significant projects which will require meaningful CapEx. These projects will be discussed in more detail at our October 18 investor meeting. We are estimating total CapEx to be in the range of $300 million to $350 million for fiscal 2013.

Weighted average shares outstanding for the fourth quarter were 159.7 million shares, a decline from last year's 160.6 million shares. The decline was primarily related to the 2.7 million shares repurchased during the first half of the fiscal year.

Thank you. This concludes our prepared remarks. We will now accept your questions.

QUESTION AND ANSWER

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5

SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

Operator

(Operator Instructions)

Anna Andreeva, FBR Capital Markets.

Anna Andreeva - FBR Capital Markets - Analyst

I had a couple of questions. First off, if you could comment about quarter to date trends? You usually give us some color on the call how the business is proceeding. My second question, looking at gross margins up 80 basis points, maybe if you could talk a little bit about the merchandise margin improvement, pretty significant at Justice and maurices? And also 50 basis points of occupancy leverage. I think that's the biggest actually leverage we've seen from you guys on this type of a comp and what kind of a comp do you need going forward to get occupancy leverage?

David Jaffe - Ascena Retail Group Inc - President and CEO

All right. Thanks, Anna. I'll start off with the quarter to date trends and turn it over to Armand talk about some of the margin issues. While of course it varies by brand, I would tell you that quarter to date has been inconsistent. The results out there had been choppy. I'm not exactly sure why. People say it's the weather, it's the primaries, it's the Olympics, and there's a lot of excuses going on out there. I really can't put my finger on it, but overall, I think we're still on track to hit our fall comp plan. It's just not coming in consistently. So as I said earlier in my comments, it seems like the consumer is a bit hesitant and we haven't seen that strong consistent sales and traffic levels that we'd like to. Armand?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Let me take the first one, Anna. Our gross margin improvements of 30 BPS, yes we were certainly pleased with that. And that was primarily driven by the Justice increase of 240 basis points during the quarter, and that came from higher initial markup. And in addition to that, maurices also had a very good gross margin improvement during the quarter, increasing 120 basis points. So the 30 primarily is driven by those two increases that more than offset declines at dressbarn. As far as the new categories that we're breaking out, total buying, occupancy, and distribution cost, the leverage that we see, I'd like to think it was leverage from sales, but it was — we're starting to realize productivity efficiencies as a result of combining dressbarn and Justice distribution systems out of Ohio. So hopefully those are favorable trends that will continue into the future.

Anna Andreeva - FBR Capital Markets - Analyst

That's great. And just a quick follow-up to David. Should we think about by the division, kind of a similar performance at Justice outperforming the other two brands thus far in Q1?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, it's a little early to tell, but the initial trends out of the box, with Justice being so strong with back-to-school would be that consistent, yes.

Operator

Scott Krasik, BB&T Capital Markets.

Scott Krasik - BB&T Capital Markets - Analyst

Maybe talk — you mentioned a comment about replacing some management on the merchandising side. I guess maurices has been a little bit inconsistent for the last few quarters. Maybe talk about what you're doing there?

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6

SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. At maurices, our CMO has left the Company and we have a woman that's been internal for about 10 years, Mary Bradley, that we promoted to GMM and we think the world of her. And we are looking to bring in a CMO to support Mary and mentor her and at the same time help lead some efforts we're developing in sourcing, product development, as well as focus on a couple of areas like accessories that we've been dissatisfied with.

Scott Krasik - BB&T Capital Markets - Analyst

So it's not a total disaster, at least from the reported comps. So with the change based on what you see coming for Christmas and next spring or what's going on there?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I think we saw an opportunity to take a rising star and move her up. And when we looked at the needs we had for our CMO, we have an opportunity we think to bring in someone that can better support us at maurices as we develop some strength in product developments and direct sourcing and some of the trend areas that we haven't been as strong in recently as we think we should be.

Scott Krasik - BB&T Capital Markets - Analyst

But it's not necessarily going to get worse before it gets better?

David Jaffe - Ascena Retail Group Inc - President and CEO

We don't believe so, Scott.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. And then just in the comment about the $0.05 of accretion from Charming Shoppes, I know you want to save the big synergy talk, but what's your expectations for margin expansion right now from those businesses?

David Jaffe - Ascena Retail Group Inc - President and CEO

Those businesses are going through transition on the front end as well as the back end, so we haven't really focused on that, certainly on this call it's too detailed. But we will have discussion about each brand including Lane Bryant and Catherines, and they'll talk about their transition and some of their initiatives which we think will lead to improved margins, although I'm not exactly sure that it's going to happen in the next season or two, maybe longer-term.

Operator

Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Good morning guys and congrats on getting the acquisition done. I guess a couple of questions. First one, on the current quarter or the back half, just maybe your expectations for Justice in particular on the cotton recovery story and what you're seeing out there as far as how much you're able to keep and pass on to the consumer? So just wondering how much gross margin expectation seems realistic for you guys, particularly at Justice for the back half? Second question, really on this capital allocation, I mean it seems like you guys now have more debt than cash which is something I haven't seen in a long time. The CapEx going up a lot next year. So just wondering, as you think about longer-term, what is a more normal CapEx number after some of these projects as you look to pay down debt? And then the third question, just on the SG&A build up, are there anymore specific things you can comment on regarding what's happening there, regarding the back half?

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7

SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure, let me take a first stab, and, Armand, after I'm done feel free to jump in. The comp prices as I said are dropping for all of our brands, we don't foresee dropping our prices. We're going to hold on to the increases that we've got. And if you recall last year, we gave up some margins so we think we'll get that margin back. The other thing it does is it gives us a little more flexibility if we need to do additional promotions or more aggressive promotions. It's nice to have that flexibility in our pocket.

On the debt side, the capital allocation obviously is a little bit distorted right now simply because of the $300 million in debt. We foresee paying that back in the next two to three years, and the CapEx that Armand mentioned is a little bit of a blip for this year and it will roll into fiscal '14 probably at a somewhat lower level. And then without trying to give you any specific guidance, I'd say if you look at a go-forward CapEx in the $200 million range, you're probably reasonably close. And then on the SG&A, I think your question really referred to how are we going to rationalize the SG&A given the combination of the two shared services, is that correct?

Brian Tunick - JPMorgan Chase & Co. - Analyst

Yes, absolutely, David.

David Jaffe - Ascena Retail Group Inc - President and CEO

So Brian, what we're doing as I mentioned is we're going function by function and putting the teams together, and they've been working basically since we merged to figure out what is the right way to combine our shared service organizations. So we're working through that. We think we'll have the vast majority of it done by spring. So we're really going to force the issue by spring. We'll no longer have a budget for Charming Shoppes. It will either be a budget for the brand, Lane Bryant or Catherines, or the shared service will be rolled into the Ascena shared services. We'll have one organization now that will be responsible for whatever the function is for all the Ascena brands.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Very helpful. We'll see you in a couple of weeks.

Operator

Edward Yruma, KeyBanc Capital Markets.

Jane Thorn Leeson - KeyBanc Capital Markets - Analyst

Hello? Can you hear me?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, we can.

Jane Thorn Leeson - KeyBanc Capital Markets - Analyst

Okay, thanks. Congratulations on a good quarter. This is Jane in for Ed. I was wondering if you could talk a little bit about what happened at the core dressbarn division during the quarter, and particularly the decline in gross margins? Just trends that happened in that division.

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8

SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

I think dressbarn under performed a bit, and as a result, we had to clear some inventory a bit more than we expected. We were slightly under plan as you saw from the comp results. And that pressure impacted our margins. So not a great quarter. We think that there had been a lot of changes made and I've talked about those in past calls that we think we're going to continue to see improvement in the fall and particularly in the spring.

Jane Thorn Leeson - KeyBanc Capital Markets - Analyst

Okay, great. And then just back on maurices, what timeframe do you see in bringing on the new roles that you were talking about, the CMO and sourcing products?

David Jaffe - Ascena Retail Group Inc - President and CEO

The roles that I mentioned in my prepared comments were at several divisions as well as at Ascena. And we have searches underway for all of the key roles, and it is our expectation that the majority of these roles will be in place — will be filled by the end of the year, if not very soon after.

Jane Thorn Leeson - KeyBanc Capital Markets - Analyst

By the end of 2012 or fiscal '13?

David Jaffe - Ascena Retail Group Inc - President and CEO

Calendar 2012, so in the next, say, three or four months.

Operator

Oliver Chen, Citigroup.

Oliver Chen - Citigroup - Analyst

Regarding the guidance for next year and the EPS guidance of $1.45 to $1.55, could you give us parameters from which we should think about how the operating margin should look in terms of the potential negative mix impact from the acquisition? And also regarding your comp expectations for mid single digit, if you could let us help dimensionalize how that may evolve regarding AUR versus traffic versus units? Thank you.

Armand Correia - Ascena Retail Group Inc - EVP and CFO

So Oliver, this is Armand. I'll take the first one. Relative to breaking down operating margin, relative to the guidance by brands, I think what we'd like to do is hold that one off to the side and give that at least present that at our October 18 investor call in more detail to give you as well as some additional background. So I want to defer that one to our upcoming meeting.

David Jaffe - Ascena Retail Group Inc - President and CEO

On the other one, the mid digit comps is really going to be a combination of all factors. I don't know if we're going to be able to expect an increase in traffic. So even if we can just get traffic to hold flat, that would be great. If not, as we've seen, we've been able to improve our conversion slightly. We mentioned about our improved average selling price, AUR and ASP. And then finally, if we're able to leverage some of those cotton decreases into higher margins, I think all of that will go to driving our operating improvements.

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9

SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

Oliver Chen - Citigroup - Analyst

Okay, thanks. And as a follow-up regarding the year over year inventory trends going forward, do you continue to expect it to be down versus last year and how are you thinking about planning that?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

As far as the trends going forward, I would suspect that right now when we look at inventory by brand, again a lot of them are down, some of them up slightly. I would expect that going into the first quarter, ending the first quarter that inventories will be up in terms of dollars, low single digits.

Operator

Neely Tamminga, Piper Jaffrey.

Neely Tamminga - Piper Jaffray & Co. - Analyst

It's Neely Tamminga, Piper Jaffray. Hi, congratulations David and to the team for completing this transaction.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you, Neely.

Neely Tamminga - Piper Jaffray & Co. - Analyst

So I just have a couple follow-ups if I may and obviously tabling a lot of our dialogue for this upcoming analyst event to discuss your transaction, but one on the follow-up, David. So your quarter to date trends, traffic is choppy, conversion obviously sounds fantastic for the things that you can control. Are you finding broadly speaking that the conversion is being driven by the product assortments or by promotion induced type activity? Just trying to get a gauge of that.

David Jaffe - Ascena Retail Group Inc - President and CEO

I think it's certainly both, but I want to make sure everybody understands we are not doing dramatic increases in our promos versus last year. So to use an example, everybody is familiar with the Justice 40% off sale and that continues to work well, the consumer continues to respond well to that. And the reason she responds well either to Justice or to other brands is when we have the right product. So just to use an example I think everybody is aware of, colored bottoms have been terrific at all our brands. So that's a fashion trend that the customer is coming in for, and we've done a pretty good job in being able to deliver that to her. So I think it's important to offer her value and that's where the promotion comes in. Again, we haven't really stepped up our promotions and I'd like to think that we're pretty much on trend which is what's getting the customer to get excited about shopping again.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Yes, you bet. Absolutely. We see it at the store level so it seems to be more product lead from our perspective too.

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, good.

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SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

Neely Tamminga - Piper Jaffray & Co. - Analyst

The other question I wanted to follow up was on related to traffic as well as just the early stages of the integration. Can you remind us, do you have — is Charming and Catherines — or I'm sorry, Catherines and Lane Bryant, do they have traffic counters? Do you have full visibility of their traffic and conversion patterns? And then have you started to bring those entities into your consumer insighting process at this point?

David Jaffe - Ascena Retail Group Inc - President and CEO

First, they have their own consumer insighting or customer knowledge or what have you processes which are terrific and we're learning a lot. We're putting our teams together to exchange ideas and different types of research, focus groups, what have you, that surveys that both groups do. So that I think is a very good place. On the traffic counters, we're actually moving traffic counters out of Fashion Bug into Lane Bryant and Catherines. So by — I would — not exactly sure of the timing, but I would certainly say by the end of fall, we will have traffic counters in all of the Lane Bryant and Catherines stores I believe.

Neely Tamminga - Piper Jaffray & Co. - Analyst

That's smart. And then just one more from me. Are you guys planning or intending to restate last year's quarters in advance of each quarter being reported so that we can have some view of the combined Company on a go-forward prior year basis?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Neely, this is Armand. There was no plans to restate last year.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Okay, thanks. Looking forward to seeing you guys soon.

Operator

Janine Stichter, Telsey Advisory.

Janine Stichter - Telsey Advisory - Analyst

Hi, just a couple of questions. Just digging into the traffic a little bit more, I was wondering if you could talk a little bit about what you saw in the malls more so at Justice versus on the strip centers, was there a difference? And then any color on cadence throughout the quarter? I don't know if you saw anymore weakness in July maybe relative to some of the other months just because of the warmer weather?

David Jaffe - Ascena Retail Group Inc - President and CEO

You're drilling down probably a level below I can go to on this call. So I ask you to give Armand a call back and we'll get that. We do have that information. It's not complete though at Justice. They don't have traffic counters in all of the stores. So it will be more directional and I don't know right off the top of my head, but we can be happy to get that for you. In terms of July, that's our prior year and so the traffic trends, again, we'd have to look at a month by month and I'll ask Armand to pull those numbers for you. But in general, I think it's, as I said earlier, been a little sporadic or choppy, whatever you want to call it, where we've seen some very good weeks and then seen some other weeks that haven't been so strong in traffic and sales as well. And it's not always clear to us why that's the case.

Janine Stichter - Telsey Advisory - Analyst

Okay. And then just also, any color, I know you did some repositioning efforts at Lane Bryant. I know it's still early on, but any color you can give us on those rebranding efforts?

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SEPTEMBER 19, 2012 / 01:00PM GMT, ASNA - Q4 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Well it is early on, and I say that while I think we're all very pleased with the way the marketing and the new logo and some of the new ads have come out look great, it's going to take a while I think to get some traction on that. And I think in August, we probably converted a little too early or converted with some product that wasn't well received by the customer. And I don't think that's a fair test of the marketing when the product isn't fully where we want it to be. So as I said earlier, they're going through transition and I see only upside and good things happening there, but we don't have expectations that this is going to turn around on a dime here and it's going to be a huge growth in the next quarter. So we're going to work with them and continue to grow and transition and build that business.

Operator

Wayne Archambo, Monarch Partners.

Wayne Archambo - Monarch Partners - Analyst

My question's been answered. Thank you.

Operator

Ladies and gentlemen, that concludes the Q&A portion of our event. Now, I'd like to turn the presentation back over to David Jaffe for closing remarks.

David Jaffe - Ascena Retail Group Inc - President and CEO

Well thank you very much everyone for your interest and your attendance, and we look forward to seeing you on our Analyst Day on October 18. If you have any questions about that feel free to call Armand. Have a good day.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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